CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 3 to Registration Statement No. 333-105202 of our report dated November 12, 2004 (except for paragraph 1 of Note 8, which is as of March 14, 2005, and paragraph 2 of Note 8, which is as of August 10, 2005), relating to the financial statement of streetTRACKS® Gold Trust, appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the headings "Selected Financial Information" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
August 19, 2005